Exhibit 10.1

30 Shelter Rock Road    Danbury, CT 06810      Tel: (203) 797-2699   Fax: (203) 797-2697

November 8, 2006

Mr. Timothy Coyne
51 Hunter Ridge Road
Monroe, CT 06468

Dear Tim:

I am pleased to confirm the verbal offer extended to you by Michael Reed, President and CEO, on November 7, 2006, for the position of Chief Financial Officer. You will be reporting to Mr. Reed.

Your compensation in the amount of $5,769.23 will be paid bi-weekly provided you have rendered services in that period, subject to any deductions permitted under law. Your compensation will also include a 35% bonus opportunity and 150K options vesting over a four (4) year period.

As a full time, exempt employee, you are eligible for all applicable benefits, which have been separately described. However, any benefits currently provided may be changed, supplemented or deleted in the future. You will accrue seven (7) personal/sick days (Personal Excuse Time) and fifteen (15) vacation days per year as well as paid holidays in accordance with our company policy.

On your first day of work, please be prepared to provide employment eligibility verification. Enclosed you will find a form outlining suitable forms of identification which can be submitted.

This offer of employment is contingent upon completion of background checks (completed) and passing your employment physical exam and drug test.

Electro Energy Inc. is an at-will employer. This means that both you and Electro Energy Inc. reserve the right to terminate the employment relationship at any time for any reason. This letter serves only to confirm our verbal discussion of your employment and does not constitute a contract of employment.

If you are in agreement with the terms of this offer of employment, please sign the enclosed copy of this letter and return it to me in the envelope provided. Please keep a copy for your records.

I am pleased that you will be joining our team and look forward to working with you.

Sincerely,

/s/ Maureen Berg
Maureen Berg
Human Resources Manager

I agree with and accept this offer of employment.

/s/ Timothy Coyne	November 20, 2006

Employee Name	Date

Employee Acknowledgement

Employee Statement

        In accepting employment with Electro Energy Inc., I, Timothy E. Coyne agree: (1) my wage/salary is $5,769.23 paid bi-weekly; (2) the starting date for work is November 20, 2006: and (3) my job title is Chief Financial Officer. I have received the employee handbook of the Employer’s parent company, Electro Energy, Inc., and agree to comply with its provisions and any other rules. Neither the handbook, practices, nor any communications create an employment contract or term. I agree and acknowledge that, unless and until the Employer and I enter into a written agreement to the contrary, I am an Employee at Will, as defined in the employee handbook. I understand that the policies and benefits communicated to me are subject to change, interpretation and review by my Employer at any time.

        My Employer may impart to me confidential information, including, without limitation, designs, pricing, financial information, personnel information, real estate information, marketing strategies, customer profiles and the like (collectively “confidential information”). I hereby acknowledge my Employers’ exclusive ownership of such confidential information.

        I agree: (1) only to use the confidential business information in order to fulfill my employment duties with my Employer: (2) only to communicate the confidential information to fellow employees on need-to know basis: and (3) not to otherwise disclose or use, at any time, any confidential information. As an example, and not a limitation, I understand that I am not to use or provide confidential information for the purpose of trading any securities of Electro Energy, Inc./Employer. Upon demand of my Employer or termination of my employment, I will deliver to my Employer all the blueprints, manuals, designs, photographs recordings, and any other medium by which, through which, or on which confidential information has been recorded or stored, which are in my possession, custody, or control.

        I further agree that the disclosure or use of any confidential information in breach of this understanding, would cause irreparable harm to my Employer and accordingly, not only can my Employer seek damages, but I agree to the issuance of the permanent injunction against me restraining such disclosure and use, and I agree that any court of competent jurisdiction, selected by my Employer, shall have personal jurisdiction over me.

        I agree that neither this document nor any other communication shall bind my Employer, to employ me now, or in the future, that no consideration has been furnished to my Employer for my employment, other than my services, and that my employment may be terminated by my Employer or me, with or without notice, at any time for any reason or for no reason. I further agree that if my employment is terminated by my Employer, it can be done without liability to me for wages or salary, except such as may have been earned or which may be due by virtue of applicable statutes. I understand that only the President of Electro Energy, Inc. has any authority to enter into any agreement for employment for any specified period, or to assure any benefits or terms or conditions of employment, or to make any agreement contrary to this statement. I also understand and agree that the terms of my employment may not be modified orally, and that if such a modification is made it must be in writing and signed by the President of Electro Energy, Inc.

        I agree not to recruit and not to assist any other entity in recruiting any other employee who worked for my Employer during the last twelve (12) months in which I worked for my Employer. Further; I will not reveal the identity of any supplier to any competitor of my Employer. These restrictions will apply during my employment and for twelve (12) months subsequent to my employment . I understand that in establishing the precise amount of damages for breach of the provision, for each person recruited about whom I have provided information in violation of this provision, liquidated damages for such violation shall be the amount of annual compensation of that person at the Employer.

Employee Signature /s/ Timothy Coyne	Date November 20, 2006

Employee Printed Name Timothy Coyne	Social Security _________________